Exhibit 77(e)(1)


                    SECOND AMENDMENT TO AMENDED AND RESTATED
                          INVESTMENT ADVISORY AGREEMENT

                           ING VARIABLE PRODUCTS TRUST

      This Second Amendment, effective as of December 15, 2006, amends the Amended and Restated Investment Advisory Agreement (the "Agreement") dated the 30th day of April 2001, between ING Investments, LLC, an Arizona limited liability company (the "Adviser") and ING Variable Products Trust, a Massachusetts business trust (the "Trust").

                               W I T N E S S E T H

      WHEREAS, the parties desire to amend the Agreement and agree that the amendment will be effective as of December 15, 2006.

      NOW, THEREFORE, the parties agree as follows:

      1. Section 7 is hereby deleted in its entirety and replaced with the following:

            7. For the services provided to each Fund and the expenses assumed pursuant to this Agreement, the Trust will pay to the Adviser as compensation a fee accrued daily and paid monthly equal to the amount specified for each Fund in Schedule A hereto.

      2. Section 9 is hereby deleted in its entirety and replaced with the following:

            9. With respect to each Fund identified as a Fund on Schedule A hereto as in effect on the date of this Amendment, unless earlier terminated with respect to any Fund this Agreement shall continue in full force and effect through November 30, 2007. Thereafter, unless earlier terminated with respect to a Fund, the Agreement shall continue in full force and effect with respect to each such Fund for periods of one year, provided that such continuance is specifically approved at least annually by (i) the vote of a majority of the Board of Trustees of the Trust, or
      (ii) the vote of a majority of the outstanding voting shares of the Fund (as defined in the 1940 Act), and provided that such continuance is also approved by the vote of a majority of the Board of Trustees of the Trust who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of the Trust or the Manager, cast in person at a meeting called for the purpose of voting on such approval.

            With respect to any Fund that was added to Schedule A hereto as a Fund after the date of this Amendment, the Agreement shall become effective on the later of (i) the date Schedule A is amended to reflect the addition of such Fund as a Fund under the Agreement or (ii) the date upon which the shares of the Fund are first sold to the public, subject to the condition that the Trust's Board of Trustees, including a majority of those Trustees who are not interested persons (as such term is defined in the 1940 Act) of the Manager, and the shareholders of such Fund, shall have approved this Agreement. Unless terminated earlier as provided herein with respect to any such Fund, the Agreement shall continue in full force and effect for a period of two years from the date of its effectiveness (as identified above) with respect to that Fund. Thereafter, unless earlier terminated with respect to a Fund, the Agreement shall continue in
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      full force and effect with respect to each such Fund for periods of one year, provided that such continuance is specifically approved at least annually by (i) the vote of a majority of the Board of Trustees of the Trust, or (ii) vote of a majority of the outstanding voting shares of such Fund (as defined in the 1940 Act), and provided that such continuance is also approved by the vote of a majority of the Board of Trustees of the Trust who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of the Trust or the Manager, cast in person at a meeting called for the purpose of voting on such approval.

      3. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

      4. In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

                              ING INVESTMENTS, LLC


                              By: /s/ Todd Modic
                                  ------------------------------
                                  Todd Modic
                                  Senior Vice President


                              ING VARIABLE PRODUCTS TRUST


                              By: /s/ Robert S. Naka
                                  ------------------------------
                                  Robert S. Naka
                                  Executive Vice President